UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2014
Artisan Partners Asset Management Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35826	45-0969585
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

875 E. Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
(Address of principal executive offices and zip code)

(414) 390-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2014, the board of directors of Artisan Partners Asset Management Inc. appointed Seth W. Brennan to serve on the board of directors. He will also serve on the board’s Nominating and Corporate Governance Committee and Compensation Committee.
Mr. Brennan is managing partner and co-founder of Lincoln Peak Capital. Prior to founding Lincoln Peak Capital in 2008, Mr. Brennan was an Executive Vice President and founding management team member of Affiliated Managers Group, Inc. Before joining Affiliated Managers Group, Mr. Brennan worked in the Global Insurance Investment Banking Group at Morgan Stanley & Co. and in the Financial Institutions Group at Wasserstein, Perella & Co. Mr. Brennan received a B.A. from Hamilton College.
For his service on the company’s board, Mr. Brennan will receive the same base compensation paid to other non-employee directors, which currently consists of annual cash payments totaling $50,000 and an annual award of $100,000 of restricted stock units, awarded pursuant to the Company’s 2013 Non-Employee Director Compensation Plan, which was filed as exhibit 10.10 to Amendment No. 3 to the company’s Registration Statement on Form S-1 on February 14, 2013. The

company will also reimburse Mr. Brennan for reasonable out-of-pocket expenses incurred in connection with attending board, committee and stockholder meetings.
Mr. Brennan has executed the company’s standard indemnification agreement, the form of which was filed as exhibit 10.15 to Amendment No. 2 to the company’s Registration Statement on Form S-1 on January 18, 2013.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artisan Partners Asset Management Inc.
Date: October 8, 2014

By:	/s/ Sarah A. Johnson
Name:	Sarah A. Johnson
Title:	Executive Vice President, Chief Legal Officer and Secretary